Exhibit 99.1

N E W S   R E L E A S E

CONTACTS: Cathy Mayne Lyttle VP, Corporate Communications Phone: (614) 438-3077 E-mail: cmlyttle@WorthingtonIndustries.com	Allison McFerren Sanders Director, Investor Relations Phone: (614) 840-3133 E-mail: asanders@WorthingtonIndustries.com	Worthington I N D U S T R I E S 200 Old Wilson Bridge Road Columbus, Ohio 43085

www.WorthingtonIndustries.com

For Immediate Release

Worthington Announces $100 Million Private Placement Note Financing
Proceeds Will Fund Recent Strategic Investments

COLUMBUS, Ohio, December 20, 2004 – Worthington Industries, Inc. (NYSE: WOR) today announced that it has issued $100 million of ten year unsecured Senior Notes due 2014 through a private placement arranged by Wachovia Securities and Scotia Capital. The Notes bear interest at a variable rate spread over six-month LIBOR of 80 basis points (0.80%). In anticipation of the issuance, the Company executed an interest rate swap to convert the variable rate obligation to an effective all-in fixed rate of 5.26%.

“This debt issuance provides favorable long term financing for our recent acquisition of the propane and specialty cylinder assets of Western Industries and other strategic initiatives including our new ERP system,” said John S. Christie, President and Chief Financial Officer. “We are well positioned to address the $142.4 million maturity of our 7.125% notes due in May 2006.

“Our financial strength and consistent profitability were major contributing factors to the success of this transaction,” concluded Mr. Christie.

Corporate Profile

Worthington Industries is a leading diversified metal processing company with annual sales of more than $2 billion. The Columbus, Ohio, based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as metal framing, pressure cylinders, automotive past model service stampings, metal ceiling grid systems and laser welded blanks. Worthington employs more than 8,000 people and operates 63 facilities in 10 countries.

Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company’s foundation.

-more-

Worthington Industries
December 20, 2004

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (“the Act”). Statements by the company, which are not historical information constitute “forward looking statements” within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company’s filings with the Securities and Exchange Commission.

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